Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: June 2008

1) Beginning of the Month Principal Receivables:	$46,404,826,302.43
2) Beginning of the Month Finance Charge Receivables:	$869,043,008.46
3) Beginning of the Month AMF Receivables :	$55,951,981.80
4) Beginning of the Month Discounted Receivables:	$0.00
5) Beginning of the Month Total Receivables:	$47,329,821,292.69

6) Removed Principal Receivables:	$0.00
7) Removed Finance Charge Receivables:	$0.00
8) Removed AMF Receivables	$0.00
9) Removed Total Receivables:	$0.00

10) Additional Principal Receivables:	$0.00
11) Additional Finance Charge Receivables:	$0.00
12) Additional AMF Receivables	$0.00
13) Additional Total Receivables:	$0.00

14) Discounted Receivables Generated this Period:	$0.00

15) End of the Month Principal Receivables:	$46,166,216,324.16
16) End of the Month Finance Charge Receivables:	$877,784,939.04
17) End of the Month AMF Receivables	$54,063,825.25
18) End of the Month Discounted Receivables:	$0.00
19) End of the Month Total Receivables:	$47,098,065,088.45

20) Excess Funding Account Balance	$0.00
21) Adjusted Invested Amount of all Master Trust Series	$39,832,454,183.97

22) End of the Month Seller Percentage	13.72%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: June 2008

	ACCOUNTS	RECEIVABLES

1) End of the Month Delinquencies:
2) 30 - 59 days delinquent	302,861	$558,730,633.97
3) 60 - 89 days delinquent	210,254	$418,154,027.03
4) 90+ days delinquent	461,492	$1,046,408,098.64

5) Total 30+ days delinquent	974,607	$2,023,292,759.64

6) Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.30%

7) Defaulted Accounts during the Month	172,468	$294,469,441.00

8) Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables		7.61%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: June 2008

	COLLECTIONS	PERCENTAGES

1) Total Collections and Gross Payment Rate**	$8,673,112,905.76	18.32%

2) Collections of Principal Receivables and Principal Payment Rate	$7,851,535,963.97	16.92%
3) Prior Month Billed Finance Charges and Fees	$577,781,130.19
4) Amortized AMF Income	$29,064,020.14
5) Interchange Collected	$141,208,561.76
6) Recoveries of Charged Off Accounts	$74,968,716.76
7) Collections of Discounted Receivables	$0.00

8) Collections of Finance Charge Receivables and Annualized Yield	$823,022,428.85	21.28%

Capital One Master Trust (AMF COLLECTIONS)

MONTHLY PERIOD: June 2008

1) Beginning Unamortized AMF Balance		$153,248,409.71
2) + AMF Slug	$0.00
3) + AMF Collections	$27,618,533.08
4) - Amortized AMF Income	$29,064,020.14
5) Ending Unamortized AMF Balance		$151,802,922.65

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables